Exhibit 10.52

Execution Copy

ASSET PURCHASE AGREEMENT
BETWEEN
SCHLUMBERGER TECHNOLOGY CORPORATION
AND
WEATHERFORD U.S. HOLDINGS, L.L.C.

Dated as of December 29, 2017

TABLE OF CONTENTS		Page
(Continued)
Schedules

1.1(a)	Weatherford Employees
1.1(b)	Excluded Contracts
1.1(c)	Knowledge
1.1(d)	Indebtedness
3.1(k)	Purchased Assets
5.5	No Material Changes
5.7	Real Property
5.8	Personal Property
5.9	Material Contracts
5.11	Labor

Exhibits

A	Terms of Purchase Under Certain Excluded Contracts

iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of December 29, 2017 (the “Agreement”), between Schlumberger Technology Corporation, a Texas corporation (“Schlumberger”) and WEATHERFORD U.S. HOLDINGS, L.L.C., a Delaware limited liability company.
WITNESSETH:
WHEREAS, Weatherford presently conducts the Business in the Territory;
WHEREAS, Weatherford desires to transfer and assign, directly and indirectly, to Schlumberger all of the Purchased Assets and Assumed Liabilities of Weatherford related to the Business, all as more specifically provided herein;
WHEREAS, all of the Purchased Assets covered by this Agreement are included within and are a subset of the assets that would have been contributed to a U.S. joint venture by Weatherford pursuant to the MFA (as defined herein) for which Schlumberger N.V. submitted a Notification and Report Form under the HSR Act and received early termination of the HSR waiting period on November 22, 2017 (Transaction Identification Number 20171045), and therefore, no further HSR filings or amendments to HSR filings are required for the transactions contemplated by the Agreement; and
WHEREAS, certain terms used in this Agreement are defined in Section 1.1;
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I.

DEFINITIONS

1.1    Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Antitrust Law” shall mean the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other United States, federal or state or foreign or multinational statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws, including merger control Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of lessening or negatively impacting competition, monopolization or restraint of trade.
“Business” shall mean, collectively, Weatherford’s Pressure Pumping Business and Weatherford’s Pump Down Perforating Business, in each case within the Territory.
“Business Day” shall mean any day of the year on which national banking institutions in Houston, Texas are open to the public for conducting business and are not required or authorized to close.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Contract” shall mean any written contract, lease, license, purchase order, commitment or other arrangement or agreement.
“Disclosure Schedules” shall mean the Schedules dated and delivered the date of this Agreement and containing exceptions to the representations, warranties and covenants hereof and certain other information called for hereby.
“Documents” shall mean all files, documents, instruments, papers, books, reports, records, tapes, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related primarily to the Business or the Purchased Assets in each case whether or not in electronic form.
“Employee Benefit Plans” shall mean any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive or other bonus plan, all pension, retirement, profit-sharing, savings, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, or other equity based compensation plan or arrangement, medical, hospitalization, vision, dental, health, life, disability or accident insurance, sick leave, vacation or paid time off plan or program, and any severance, salary continuation, or termination of employment plans, arrangements or agreements, including any “employee benefit plan” as defined in Section 3(3) of ERISA.
“Employee Matters Agreement” shall mean the agreement bearing such name to be executed and delivered by the parties at Closing.

“End User Know-how” shall mean all product manuals, data sheets, marketing materials and other materials normally delivered to the end user of a Licensed Product and Service Offering or used in the Ordinary Course of Business to enable or facilitate the use of the Licensed Product and Service Offering within the Territory for the Business.
“Environmental Costs and Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages,

treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies, and environmental studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any noncompliance or alleged noncompliance with an Environmental Law or Environmental Permit, the presence, Release or threatened Release of Hazardous Materials, the presence, storage, transportation, treatment disposal or recycling of Hazardous Materials at any location, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other person, which relates to any environmental, health or safety condition, noncompliance with Environmental Law or the presence, Release or threatened Release of Hazardous Materials.

“Environmental Law” shall mean any foreign, federal, provincial, state, municipal or local statute, regulation, ordinance, code, decree, judgment, directive, Order, rule or common law relating to pollution, or the protection of human health, welfare and safety of the environment or natural resources, or the manufacture, processing, distribution, use, treatment, storage, Release, threatened Release, transport, management, disposal or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Pipeline Safety Act (49 U.S.C. §§ 60101 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), all as amended, and the regulations promulgated pursuant thereto and all applicable other federal, state, provincial, local and municipal laws analogous to any of the above.
“Environmental Permit” shall mean any Permit, variance, exemption or other authorization required under any Environmental Law.
“Equipment” shall mean all equipment and vehicles owned or used by Weatherford, primarily in connection with the Business, including mobile pressure pumping equipment, trucks (including both wireline and field support trucks), trailers, pressure control equipment and gun loading equipment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean with respect to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code.

“Excluded Contracts” shall mean the Contracts related to the Business and listed on Schedule 1.1(b).
“Field Operations Know-how” shall mean all technical information and materials (but excluding human resources) used by operators in the field in the Ordinary Course of Business to deploy, perform or install the Licensed Product and Service Offerings for the end user or end client within the Territory for the Business, including but not limited to operating manuals, installation procedures, and training materials for operators (as applicable). The inclusion of training materials in this definition does not include training services.
“Furniture” shall mean all furniture, fixtures, furnishings, leasehold improvements, and other tangible personal property owned or used by Weatherford, primarily in the conduct of the Business and located on the Leased Real Property or the Owned Real Property, including all such artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.
“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.
“Government Official” shall mean any (i) officer or employee of any Governmental Body, including any entities owned or controlled by any Governmental Body, such as state-owned or state-operated companies; (ii) officer or employee of a public international organization such as the United Nations or the World Bank; (iii) individual acting in an official capacity for or on behalf of a Governmental Body; and (iv) political party, party official, or candidate for public office.
“Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether domestic, multinational, foreign, federal, provincial, state, municipal or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Hardware” shall mean any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
“Hazardous Material” shall mean any substance, material or waste which is regulated by any Governmental Body pursuant to Environmental Laws, including petroleum and its derivatives any by-products, asbestos, and polychlorinated biphenyls, and any material, waste or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Inbound IP License Agreement” shall mean the Patent License Agreement executed and delivered by Weatherford or its applicable Affiliate and Schlumberger at the Closing, pursuant to which Weatherford or its applicable Affiliate will grant to Schlumberger a license to certain Intellectual Property in the Territory.
“Indebtedness” of any Person shall mean, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, other than the leases set forth on Schedule 1.1(d); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Intellectual Property” shall mean all intellectual property rights, including rights arising from or in respect of the following: (i) all patents and applications therefor, including renewals, extensions, continuations, divisionals, continuations-in-part, or reissue patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature (whether registered or unregistered), together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) all copyrights (whether registered or unregistered) and registrations and applications therefor and works of authorship, integrated circuit topography rights, and mask work rights; (iv) all trade secrets and rights in confidential information; and (v) all Software and Technology.
“Knowledge” shall mean, with respect to Weatherford, the actual knowledge of those Persons identified on Schedule 1.1(c).
“Law” shall mean any multinational, federal, provincial, state, local, municipal or foreign law, statute, code, ordinance, rule or regulation.
“Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
“Liability” shall mean any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Licensed Product and Service Offerings” shall mean the following products and services: Pump Down Perforating Services, Fracturing Services, WaterSure, SpearHead and TBlockSure.
“Lien” shall mean any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, royalty interest, profit sharing interest, working interest or transfer restriction.
“Manufacturing Know-how” shall mean the technical information and materials (excluding human resources) necessary for manufacturing the Licensed Product and Service Offerings, including but not limited to: drawing files; 2D and 3D models; manufacturing standards, procedures, processes, and sub-processes (e.g., heat treatment, material hardening, and other sub-processes that are inputs to the manufacturing process); material standards (e.g., elastomer seal standards, material selection standards, and other standards referenced in the drawing files or manufacturing files); engineering files including validation testing information and results, design rationale, and qualification process information and results; and manufacturing files including bills of materials, parts lists, tooling information, and standard work instructions.
“Material Adverse Effect” shall mean with respect to the Business (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Business (taken as a whole) or (ii) a material adverse effect on the ability of Weatherford to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States’ economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which Weatherford operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Schlumberger with respect to the transactions contemplated hereby or with respect to Weatherford; (v) the effect of any changes in applicable Laws or accounting rules; or (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.
“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” shall mean the ordinary and usual course of normal day-to-day operations of the Business as such operations are conducted as of the date hereof and for that period predating the date hereof to January 1, 2017.
“Pension Benefit Plan” shall mean every benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA.
“Permits” shall mean any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” shall mean (i) Liens for Taxes that are not yet due and payable, or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) workers’ or unemployment compensation Liens arising in the Ordinary Course of Business; (iii) mechanics’, materialmen’s, suppliers’, vendors’ or similar Liens arising in the Ordinary Course of Business for amounts not yet due and payable or which are being contested in good faith; (iv) utility easements or any right of way, highway, watercourse, right of water, public easement or other easement granted or acquired under any Law in force, not materially impairing the use or value of the burdened property (but not any violation thereof or encroachment thereon); (v) zoning, entitlement, building and other land use regulations which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber (but not any violation thereof or encroachment thereon); (vi) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property or matters that may be disclosed by a survey of the real property which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber (but not any violation thereof or any encroachment thereon); and (vii) Liens which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property (or interest therein) as it is presently used.
“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pressure Pumping Business” shall mean hydraulic fracturing (including proppant fracturing and acid fracturing, but excluding low rate acidizing) and perforating gun pump down services and expressly excluding cementing, acidizing, sand control gravel packing, related types of miscellaneous pressure pumping services, and coiled-tubing related services.
“Products” shall mean any and all products developed, manufactured, marketed or sold by Weatherford primarily in connection with the Business, whether work in progress or in final form.
“Prohibited Payment” shall mean the corrupt payment, offer, promise to pay, or authorization of the offer, promise or payment, directly or indirectly (i.e., through one or more intermediaries), of any money or anything of value to (i) any Government Official for the purpose of influencing any act or decision of, or for securing any improper advantage from, such Government Official; (ii) any Person to improperly assist in any way in obtaining or retaining business for or with, or directing business to, any Person or entity or gaining any improper business advantage; or (iii) any Government Official or other Person or entity if such payment, offer, promise or authorization would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, as amended or any other applicable Law related to anti-corruption.
“Pump Down Perforating Business” shall mean wireline conveyed perforating services where fluid flow is used to transfer a plug and perforation assembly into a horizontal unconventional completion,

including associated depth control logging services, including toe preparation products and services, except when toe preparation products and services are combined with logging (in advance of completion).
“Purchased Contracts” shall mean all Contracts, other than Excluded Contracts, to which Weatherford or any of its Affiliates is a party or otherwise bound that are primarily related to the Business.
“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment.
“Remedial Action” shall mean all actions to (i) clean up, remove, treat, store, manage or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre remedial studies and investigations or post-remedial monitoring and care and (iv) correct a condition of non-compliance with Environmental Laws.
“Software” shall mean, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
“Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by another Person.
“Tax Authority” shall mean any federal, state, provincial, local or municipal government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.
“Tax Return” shall mean all returns, declarations, reports, estimates, claims for refund, information returns and statements relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” shall mean (i) all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, margin, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property, personal property, escheat, unclaimed property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).
“Technology” shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, trade secrets, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, unpublished research and development information, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form.
“Territory” shall mean the lower contiguous forty-eight states of the United States of America, and expressly excluding all offshore markets.
“Transfer Documents” shall mean the documents necessary to transfer the Purchased Assets to Schlumberger and for Schlumberger to assume the Assumed Liabilities, including a bill of sale, assignment and assumption agreement, conveyance documents for Owned Real Property, assignment and assumption of leases for each Real Property Leases, and assignments of Contracts, in each case in a form mutually agreed upon by the parties.
“Transferred Employees” shall mean each of the Weatherford Employees who accept an offer of employment from Schlumberger in connection with the Closing or as contemplated under the Employee Matters Agreement.
“Transition Services Agreement” shall mean the agreement bearing the name to be executed and delivered by Weatherford and Schlumberger at or prior to Closing.
“Treasury Regulations” shall mean the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Weatherford” shall mean Weatherford U.S. Holdings, L.L.C., a Delaware limited liability company, and, as the context requires, each of its Affiliates that owns any portion of the Purchased Assets.
“Weatherford Benefit Plan” shall mean every Employee Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to, by Weatherford, or any ERISA Affiliate of Weatherford, for the benefit of current or former employees of the Business.
“Weatherford Employees” shall mean all individuals, as of the date hereof, who are employed by Weatherford primarily in connection with the Business and listed on Schedule 1.1(a).
1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Recitals
Allocation	2.3
Assumed Liabilities	3.3
Basket	9.4(a)
Cap	9.4(b)

Claim	9.3(a)
Closing	4.1
Closing Date	4.1
Confidential Information	7.5(b)
Excluded Assets	3.2
Excluded Liabilities	3.4
Expenses	9.2(a)(iv)
FCPA	1.1 (in Prohibited Payments definition)
Fundamental Representations	9.1
Leased Real Property	5.7(a)(i)
Losses	9.2(a)(i)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.9(a)
MFA	10.3
Nonassignable Assets	3.5(c)
Other Real Property Rights	5.7(a)(i)
Owned Real Property	5.7(a)(i)
Personal Property Leases	5.8(b)
Purchase Price	2.1
Purchased Assets	3.1
Real Property Lease	5.7(b)
Schlumberger	Recitals
Schlumberger Documents	6.2
Schlumberger Indemnified Parties	9.2(a)
Straddle Period Tax Returns	7.6(a)(vi)
Survival Period	9.1
Tax Matter	7.6(a)(vii)
Third Party Claims	3.2(h)
Transfer Taxes	7.6(b)
Weatherford Documents	5.2
Weatherford Indemnified Parties	9.2(b)
Weatherford Joint Facility	5.7(c)
Weatherford Marks	7.2
Willful Breach	9.7

1.3    Other Definitional and Interpretive Matters
(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule to which the applicability of such matter or item is readily apparent from the context. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including. The words “including,” “include” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.

CONSIDERATION

2.1    Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to Four Hundred Thirty Million U.S. Dollars $430,000,000 (the “Purchase Price”) and (b) the assumption by Schlumberger of the Assumed Liabilities.

2.2    Payment of Purchase Price. On the Closing Date, Schlumberger shall pay the Purchase Price to Weatherford, which shall be paid by wire transfer of immediately available funds into an account designated by Weatherford.

2.3    Allocation of Purchase Price and Purchase Price Allocation Forms. Within forty-five (45) days after the Closing, Schlumberger and Weatherford shall engage Deloitte to determine an allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with Section

1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”), the cost of which shall be borne by Schlumberger. If the Purchase Price is adjusted pursuant to the terms of this Agreement, the Allocation shall be adjusted in a manner consistent with the procedures set forth above. Schlumberger and Weatherford shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation. Neither Schlumberger nor Weatherford shall take any Tax position inconsistent with the Allocation and neither Schlumberger nor Weatherford shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Schlumberger or Weatherford from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Schlumberger nor Weatherford shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Allocation.

ARTICLE III.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

3.1    Purchase and Sale of Assets. The parties agree that the “Purchased Assets” shall mean each of the following assets of Weatherford to the extent primarily related to the Business:

(a)    all inventory, raw materials, work-in-process, finished goods, purchased goods, materials and supplies, including in-transit inventories, spare parts and stores, used or intended to be used primarily in connection with the Business, including all Products;

(b)    all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses;

(c)    all rights to Owned Real Property, Leased Real Property and Other Real Property Rights, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(d)    the Furniture and the Equipment;

(e)    the Purchased Contracts;

(f)    all Documents that are used in, held for use in or intended to be used in, or that arise primarily out of, the Business, including Documents relating to End User Know-how (subject to the first sentence of Section 7.8), Products, services, marketing, advertising, promotional materials, personnel files for Transferred Employees and all files, customer files and documents (including credit information), customer and supplier lists, records, Tax Returns that are related exclusively to the Purchased Assets or the Business, literature and correspondence, whether or not physically located on any of the premises referred to in clause (c) above, but excluding (i) personnel files for Weatherford Employees who are not Transferred Employees (provided that Weatherford shall be entitled to retain a copy of all Documents that are not used exclusively in the Business for continued use outside of the Business) and (ii) tangible embodiments of Weatherford’s or its Affiliates’ Intellectual Property;

(g)    all Permits used exclusively in connection with the Business;

(h)    all rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Weatherford Employees and agents or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(i)    all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, or to the extent affecting any Purchased Assets;

(j)    all goodwill associated with the Business (excluding any goodwill connected with the use of and symbolized by any Marks of Weatherford or its Affiliates); and

(k)    the assets set forth on Schedule 3.1(k).

3.2    Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Schlumberger, and Weatherford shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all assets, properties, interests and rights of Weatherford other than the Purchased Assets, including each of the following assets:

(a)    all cash, cash equivalents, bank deposits or similar cash items of Weatherford;

(b)    all accounts receivable of Weatherford;

(c)    the Excluded Contracts;

(d)    the name “Weatherford”;

(e)    any and all Intellectual Property of Weatherford and its Affiliates;

(f)    all insurance policies and contracts (including those issued by captive insurance companies) maintained by Weatherford or its Affiliates and all rights, Claims and causes of action under such insurance policies and contracts;

(g)    all assets arising out of, relating to or with respect to the Weatherford Benefit Plans; and

(h)all rights, claims, credits, causes of action or rights of set-off of Weatherford against any third party (the “Third Party Claims”) to the extent related or attributable to, periods prior to the Closing Date (including claims for adjustments or refunds), in each case whether or not the Third Party Claims are pending or threatened as of the date hereof or the Closing Date.

3.3    Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Schlumberger shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, subject to Section 3.4(c), all Liabilities of Weatherford under the Purchased Contracts that arise out of or relate to the period from and after the Closing, including all Liabilities to customers under purchase or service orders that constitute Purchased Contracts for the Purchased Assets that have not yet been delivered or serviced (collectively, the “Assumed Liabilities”).

3.4    Excluded Liabilities. Schlumberger will not assume or be liable for any Excluded Liabilities. The parties agree that the “Excluded Liabilities” shall mean all Liabilities of Weatherford arising out of and relating to the Business on or before the Closing Date, other than the Assumed Liabilities, which Excluded Liabilities include the following Liabilities:

(a)    all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by Weatherford of (A) the Owned Real Property or Leased Real Property (or any condition thereon) on or prior to the Closing Date (including (i) the presence, Release or threatened Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (ii) any noncompliance or alleged noncompliance with Environmental Laws), (B) the Business on or prior to the Closing Date, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Weatherford or (ii) from the transportation, storage, management disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of Weatherford prior to and through the Closing Date;

(b)    except to the extent specifically provided in the Employee Matters Agreement, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Weatherford of any individual on or before the Closing Date, (ii) workers’ compensation claims against Weatherford that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to, by Weatherford or its Subsidiaries;

(c)    all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Weatherford accruing under, and until the date hereof, such Contracts with respect to any period prior to Closing;

(d)    all Liabilities arising out of, under or in connection with any Indebtedness of Weatherford;

(e)    all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date or (ii) any Excluded Asset; and

(f)    all Liabilities in respect of any and all Products sold or services performed by Weatherford on or before the Closing Date.

3.5    Further Conveyances and Assumptions; Consent of Third Parties.

(a)    From time to time following the Closing, Weatherford shall, or shall cause its Affiliates to, make available to Schlumberger such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Schlumberger to transition such Transferred Employees into Schlumberger’s records.

(b)    From time to time following the Closing, Weatherford and Schlumberger shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Schlumberger and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Schlumberger under this Agreement and to assure fully to Weatherford and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Schlumberger under this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)    Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. With respect to Purchased Contracts or Permits that are material for the Business as a going concern after the Closing Date, Weatherford shall use its commercially reasonable efforts to cooperate with Schlumberger at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents promptly; provided, however, that such efforts shall not require Weatherford to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Schlumberger and Weatherford, as applicable, shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Weatherford, so that, in any such case, Schlumberger shall be solely responsible for such Assumed Liabilities. To the extent permitted by applicable Law, and the terms of such Nonassignable Asset, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Weatherford in trust for Schlumberger and the covenants and obligations thereunder shall be performed by Schlumberger in Weatherford’s name and all benefits and obligations existing thereunder shall be for Schlumberger’s account. Weatherford shall take or cause to be taken at Schlumberger’s expense such actions in its name or otherwise as Schlumberger may reasonably request so as to provide Schlumberger with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Weatherford shall promptly pay over to Schlumberger all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date,

Weatherford on behalf of itself and its Affiliates authorize Schlumberger, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Schlumberger’s expense, to perform all the obligations and receive all the benefits of Weatherford or its Affiliates under the Nonassignable Assets and appoints Schlumberger its attorney-in-fact to act in its name on its behalf or in the name of its applicable Affiliate and on such Affiliate’s behalf with respect thereto, and Schlumberger agrees to indemnify and hold Weatherford and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Schlumberger’s performance of, or failure to perform, such obligations under the Nonassignable Assets.

3.6    Use of Marks. For the avoidance of doubt, except as set forth in Section 7.2, Schlumberger shall not use any Marks owned by Weatherford or any of its Affiliates.

ARTICLE IV.

CLOSING AND TERMINATION

4.1    Closing Date. The closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II and Article III hereof (the “Closing”) shall take place at the offices of Baker & Hostetler LLP located at 811 Main Street, Suite 1100, Houston, Texas 77002 (or at such other place as the parties may designate in writing), and shall be effective as of 12:01 a.m. (Central time), on the date of this Agreement. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2    Deliveries by Weatherford at the Closing. At or before the Closing, Weatherford will deliver to Schlumberger:

(a)    evidence that all Liens on the Purchased Assets granted in connection with that certain Term Loan Agreement, dated May 4, 2016, among Weatherford International Ltd., Weatherford International plc, the lenders named therein and JPMorgan Chase Bank, N.A., as amended, have been released and satisfied in full;
(b)    each of the Transfer Documents duly executed by Weatherford;

(c)    the Inbound IP License Agreement duly executed by Weatherford or its applicable Affiliate;
(d)    the Employee Matters Agreement duly executed by Weatherford;

(e)    the Transition Services Agreement duly executed by Weatherford; and

(f)    certificate of non-foreign status of Weatherford meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2).

4.3    Deliveries by Schlumberger at the Closing. At or before the Closing, Schlumberger will deliver to Weatherford:

(a)    The Purchase Price, in immediately available funds wired to an account designated by Weatherford;

(b)    each of the Transfer Documents to which Schlumberger is a party duly executed by Schlumberger;
(c)    the Inbound IP License Agreement duly executed by Schlumberger;

(d)    the Employee Matters Agreement duly executed by Schlumberger; and

(e)    the Transition Services Agreement duly executed by Schlumberger.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF WEATHERFORD

Except as set forth in the corresponding Section of the Disclosure Schedules, it being understood that any such disclosure set forth in the applicable Section of the Disclosure Schedules shall be deemed to be part of each applicable corresponding representation and warranty hereunder, Weatherford hereby represents and warrants to Schlumberger that:
5.1    Organization and Good Standing. Weatherford is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Weatherford is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property in connection with the Business and each other jurisdiction in which the conduct of the Business or the ownership of its properties related to the Business requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2    Authorization of Agreement. Weatherford has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Weatherford in connection with the consummation of the transactions contemplated by this Agreement (the “Weatherford Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Weatherford Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Weatherford. This Agreement has been, and each of the Weatherford Documents will be at or prior to the Closing, duly and validly executed and delivered by Weatherford and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Weatherford Documents when so executed and delivered will constitute, legal, valid and binding obligations of Weatherford enforceable against Weatherford in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3    Conflicts; Consents of Third Parties.

(a)    None of the execution and delivery by Weatherford of this Agreement or the Weatherford Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Weatherford with any of the provisions hereof or thereof will conflict with, subject to Section 3.5(c), or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to acceleration of rights or obligations, or a right of termination or cancellation under any provision of (i) the certificate of formation and company agreement of Weatherford; (ii) any Contract or Permit related to the Purchased Assets to which Weatherford is a party or by which any of the Purchased Assets are bound; (iii) any Order of any Governmental Body applicable to Weatherford or by which any of the Purchased Assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Weatherford in connection with the execution and delivery of this Agreement or the Weatherford Documents, the compliance by Weatherford with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or the taking by Weatherford of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of Antitrust Law, and (ii) for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made would not have a Material Adverse Effect.

5.4    Title to Purchased Assets; Sufficiency.

(a)    Weatherford and its Affiliates own and have good title to or a valid and enforceable leasehold interest in each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.

(b)    The Purchased Assets, together with the services being provided under the Transition Services Agreement, those assets, services and rights that are expected to be available and obtained in the ordinary course of business consistent with the Ordinary Course of Business and that are not material to the Business and the Intellectual Property licensed under the Inbound IP License Agreement, and excluding any Marks and any assets, services and rights previously provided pursuant to the Excluded Contracts, constitute all property and other rights owned, leased, licensed or used by Weatherford primarily in connection with the Business.

5.5    No Material Changes. Except as set forth on Schedule 5.5, since December 31, 2016, (i) Weatherford has conducted the Business in the Ordinary Course of Business; (ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $1,000,000 for any single loss or $5,000,000 for all such losses; (iii) Weatherford has not amended, modified, canceled, terminated, relinquished, waived or released any material Contract to which Weatherford or any of its Affiliates is a party or otherwise bound that primarily relates to the Business, except in the Ordinary Course of Business; (iv) Weatherford has not sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets that primarily relate to the Business, except for assets sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business and excluding any transfers of Intellectual Property and (v) Weatherford has not committed, pursuant to any Purchased Contract, to make any capital expenditures primarily related to the Business that, after the Closing Date, represent commitments outstanding in excess of $1,000,000 individually or $5,000,000 in the aggregate.

5.6    Taxes.

(a)    Weatherford and its Affiliates have filed all material Tax Returns they were required to file with respect to the Business. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes due and owing with respect to the Business have been paid. Neither Weatherford nor any of its Affiliates is currently the beneficiary of any extension of time within which to file any income Tax Return with respect to the Business. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the Purchased Assets. Weatherford and its Affiliates have, to the extent relating to the Business, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)    There is no material dispute or claim concerning any Tax liability of Weatherford or its Affiliates with respect to the Business claimed or raised by any Tax Authority in writing.

(c)Neither Weatherford nor any of its Affiliates have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business.

(d)Neither Weatherford nor any of its Affiliates is a party to or bound by any Tax allocation or sharing agreement with respect to the Business (other than provisions in agreements entered into in the Ordinary Course of Business and not primarily concerning Taxes).

(e)The representations and warranties in this Section 5.6 and Section 5.10 are the exclusive representations and warranties by Weatherford relating to Tax matters.

5.7    Real Property.

(a)    Title.

(i)Set forth in Schedule 5.7 is a correct and complete list as of the date hereof of (1) all owned real property included in the Purchased Assets (the “Owned Real Property”), (2) all leasehold estates in all leased real property included in the Purchased Assets (the “Leased Real Property”) and (3) all licenses, occupancy or possessory interests and other real property interests included in the Purchased Assets (the “Other Real Property Rights”). Schedule 5.7 also identifies all Owned Real Property, Leased Real Property and Other Real Property Rights that also are used as of the date hereof by other businesses of Weatherford or its Affiliates and describes the nature of such use by such other businesses of Weatherford or its Affiliates, and such use does not interfere with the Business. No Owned Real Property is leased to any third party, Weatherford has not granted any third party any license, possessory or occupancy right or other similar right therein other than Permitted Exceptions, and no Leased Real Property is subleased to any third party. Weatherford or a Subsidiary thereof has (A) good and indefeasible fee title to all Owned Real Property, (B) good and valid title to the leasehold estates in all Leased Real Property and (C) good and valid title to all Other Real Property Rights, in the case of each of clauses (A), (B) and (C) above, free and clear of all Liens, subject only to Permitted Exceptions.

(ii)There are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property or any portion of or any interest therein.

(b)    Real Property Leases. Each of the leases relating to the Leased Real Property (each, a “Real Property Lease”) is in full force and effect and constitutes the legal, valid and binding obligations of Weatherford and, to the Knowledge of Weatherford, the other parties thereto, enforceable against Weatherford and, to the Knowledge of Weatherford, the other parties thereto, in accordance with their respective terms. No Real Property Lease has been amended, modified or supplemented except as described in Schedule 5.7. No party to any Real Property Lease has repudiated any provision thereof, and neither Weatherford nor, to the Knowledge of Weatherford, any other party thereto, is in breach of any of its respective obligations thereunder, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default thereunder.

(c)    Joint Use Facilities. Schedule 5.7 sets forth a correct and complete list as of the date hereof of all material owned or leased real property of Weatherford that is not being included in the Purchased Assets but which is used by the Business (each, a “Weatherford Joint Facility”).

(d)    No Other Realty. Except for the Owned Real Property, the Leased Real Property and the Other Real Property Rights, neither Weatherford nor any Affiliate thereof owns or leases any real property used or held for use primarily in or related primarily to or necessary for the operation or conduct of the Business or has any options to acquire any fee interest or leasehold interest in any real property for use primarily in or related primarily to or necessary for the operation or conduct of the Business.

(e)    No Claims. There are no pending or, to the Knowledge of Weatherford, threatened condemnation, eminent domain, expropriation or similar proceedings, or any pending, contemplated or threatened Legal Proceedings or any unsatisfied claims or judgments which could in any manner adversely affect the use or market value, affecting the Owned Real Property, the Leased Real Property or the Other Real Property Rights. There are no existing public improvements which may reasonably be expected to result in any special assessment against the Owned Real Property.

(f)    Title Exceptions. All utility easements, rights of access and other easements and similar rights serving the Owned Real Property are legally enforceable to permit the operation of the Business in substantially the manner in which the Business is currently operated. Other than Permitted Exceptions, there are no encroachments upon the Owned Real Property and no encroachments of any improvements composing the Owned Real Property onto adjacent property, except for such encroachments as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on a particular item of real property. The improvements to the Owned Real Property (and the current uses thereof) do not violate set-back, building or side lines, or any applicable land use covenants, zoning regulations, or similar enforceable restrictions, nor do they encroach on any easements located on the Owned Real Property.

5.8    Tangible Personal Property.

(a)    Schedule 5.8(a) sets forth an accurate and complete list, in all material respects, of all fixed assets of Weatherford that are included in the Purchased Assets, including a description, location and net book value for each fixed asset.

(b)    Schedule 5.8(b) sets forth all leases of personal property by Weatherford primarily related to the Business (“Personal Property Leases”) involving annual payments in excess of $1,000,000. To the Knowledge of Weatherford, Weatherford has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Weatherford under any of the Personal Property Leases.

5.9    Material Contracts.

(a)    Schedule 5.9 sets forth all of the following Contracts to which Weatherford is a party or by which it is bound and that are primarily related to the Business or by which the Purchased Assets may be bound or affected and that are Purchased Contracts (collectively, the “Material Contracts”):

(i)    any Contract with any Affiliate or current or former officer or director of Weatherford;

(ii)    any collective bargaining agreements or other Contract with any labor union or association representing any Weatherford Employee;

(iii)    any joint venture, partnership or similar organizational Contract involving a sharing of profits or losses related to all or any portion of the Business;

(iv)    any Contract granting to any Person a right of first refusal or option to purchase or acquire any Purchased Asset or group of Purchased Assets;

(v)    any agency, sponsor, consultant or commission agreement where any Person is providing such services to or on behalf of the Business;

(vi)    any guarantee (other than any indemnification Contract) with respect to which Weatherford or any of its Affiliates is the obligor in respect of an obligation that exceeds $1,000,000;

(vii)    any Contract or consent decree which imposes or could by its terms impose any material restrictions on Schlumberger with respect to their geographical areas of operations or scope or type of business;

(viii)    any Contract involving swaps, futures, derivatives or similar instruments, regardless of value, except such Contracts entered into as a hedging activity in the Ordinary Course of Business consistent with Weatherford’s past practice and internal policy guidelines;

(ix)    any Contract for the sale of any of the assets of Weatherford, other than in the Ordinary Course of Business, for consideration in excess of $1,000,000;

(x)    any Contract relating to the acquisition by Weatherford of any operating business or the capital stock of any other Person;

(xi)    any Contract relating to incurrence of Indebtedness, or the making of any loans;

(xii)    any Contract expected to involve the receipt of more than $5,000,000; or

(xiii)    any Contract which is expected to involve the expenditure of more than $5,000,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, is not terminable by Weatherford without penalty on notice of ninety (90) days or less.

(b)    Weatherford and its Affiliates have duly performed and complied in all material respects with their respective obligations under each Material Contract. None of Weatherford or any of its Affiliates has received any notice of termination or default from any other party to such Material Contract. To the Knowledge of Weatherford, no other party to such Material Contract is in default of its obligations thereunder. Each such Material Contract may be assigned to Schlumberger without the consent of any other party thereto. Weatherford has delivered or otherwise made available to Schlumberger true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.10    Employee Benefits.

(a)    Copies of Documents. Weatherford has furnished to Schlumberger summaries of each Weatherford Benefit Plan and the following items relating to each Weatherford Benefit Plan: (i) the governing plan documents, including all amendments thereto; (ii) the most recent summary plan description and any summary of material modifications; (iii) the most recent Form 5500 Annual Report filed with the Department of Labor, together with attachments thereto or similar reports filed in non-U.S. jurisdictions; and (iv) if applicable, the most recent actuarial report.

(b)    Pension Plans. Each Weatherford Benefit Plan that is a Pension Benefit Plan has satisfied the minimum funding standards of Section 412 of the Code, and no liability (including contingent liability) has been incurred, directly or indirectly, to or on account of any such Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit Claims and funding obligations payable in the Ordinary Course of Business and liability for U.S. Pension Benefit Guaranty Corporation insurance premiums payable in the Ordinary Course of Business). No proceedings have been instituted to terminate any Weatherford Benefit Plan that is a Pension Benefit Plan, and no condition exists that presents a material risk to Weatherford or any ERISA Affiliate of Weatherford of incurring a liability to or on account of a Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit Claims and funding obligations payable in the Ordinary Course of Business and liability for U.S. Pension Benefit Guaranty Corporation insurance premiums payable in the Ordinary Course of Business). None of the Purchased Assets is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

(c)    Compliance with Applicable Laws. Each Weatherford Benefit Plan and all related trusts, insurance Contracts and funds have been maintained, funded and administered in material compliance with all Laws applicable thereto. No Claims with respect to Weatherford Benefit Plans (other than routine Claims for benefits) or with respect to any fiduciary or other Person dealing with any Weatherford Benefit Plan are pending or, to the Knowledge of Weatherford, threatened. Weatherford and all ERISA Affiliates of Weatherford have complied in all material respects with the requirements of Sections 4980B and 4980D of the Code with respect to employees and former employees of the Business.

(d)    No Multiemployer Plan. Neither Weatherford nor any ERISA Affiliate of Weatherford has any obligation to contribute to or has any liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code, in each case, that is a Weatherford Benefit Plan.

(e)    No Excess Parachute Payments. No Weatherford Benefit Plan provides, and neither Weatherford nor any ERISA Affiliate of Weatherford is otherwise obligated to provide, any amount constituting an excess parachute payment (as defined in Section 280G of the Code) with respect to any current or former employee of the Business that will become a liability of Schlumberger.

(f)    The representations and warranties in this Section 5.10 are the exclusive representations and warranties by Weatherford relating to employee benefit matters.

5.11    Labor. Schedule 5.11 sets forth a correct and complete list as of the date hereof of all agreements with labor organizations, works councils, unions or associations applicable to the Weatherford Employees. There are no material discrimination complaints, employment-related complaints or any other kind of labor related disputes against Weatherford in connection with the Business pending before or, to the Knowledge of Weatherford, threatened before any Governmental Body, and, to the Knowledge of Weatherford, no material dispute respecting minimum wage or overtime Claims exists. The Business has not experienced any material labor disputes or any work stoppage due to labor disagreements within the past three years. With respect to the Business: (i) there is no unfair labor practice charge or complaint against Weatherford actually pending or, to the Knowledge of Weatherford, threatened before the National Labor Relations Board or similar agencies in non-U.S. jurisdictions; (ii) there is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of Weatherford, threatened against or affecting Weatherford; and (iii) no attempt to organize any of the Weatherford Employees has resulted in an election within the past three years or, to the Knowledge of Weatherford, is threatened respecting any of the Weatherford Employees. The Business is not now, and has not at any time within the past three years been, subject to any collective bargaining agreement, Contract, letter of understanding or other similar arrangement with any labor organizations, works councils, unions or associations. Weatherford has complied in all material respects with all Laws pertaining to the employment or termination of employment of their employees, including all Laws relating to labor relations, privacy and protection of personal information, equal employment opportunities fair employment practices, prohibited discrimination, applicable information and consultation obligations, occupational safety and health standards, terms and conditions of employment, payment of wages, workers’ compensation, immigration and visa requirements and other similar employment activities. Each Weatherford Employee has been paid all wages, income and any other sum due and owing to such employee by Weatherford.

5.12    Litigation. There are no Legal Proceedings pending or, to the Knowledge of Weatherford, threatened against or affecting Weatherford or any of its Affiliates (i) seeking to prevent or delay the Closing or (ii) relating to the Business, except in each case for such Legal Proceedings as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.

5.13    Compliance with Laws; Permits.

(a)    The Purchased Assets are being operated by Weatherford in compliance with all Laws applicable thereto, except for such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business. Neither Weatherford nor any of its Affiliates have received any notice from any Governmental Body that the operations of the Business are being conducted in violation of any Law or are the subject of any investigation or review pending or threatened by any Governmental Body relating to any alleged violation. There is no outstanding Order of any Governmental Body against Weatherford or its Affiliates that relates to the Purchased Assets.

(b)    Weatherford currently has all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not have a Material Adverse Effect. Weatherford is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.

5.14    Environmental Matters. The representations and warranties contained in this Section 5.14 are the sole and exclusive representations and warranties of Weatherford pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws. Except in each case as would not have a Material Adverse Effect:

(a)    the operations of the Business are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

(b)    Weatherford has obtained all Permits required under all applicable Environmental Laws necessary to operate the Business;

(c)    Weatherford is not the subject of any outstanding Order or Contract with any Governmental Body related to the Business respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d)    Weatherford has not received any written communication alleging Weatherford may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law, in each case, as related to the Business;

(e)    to the Knowledge of Weatherford, there are no investigations of the Business pending or threatened which would reasonably be expected to result in the imposition of any liability pursuant to any Environmental Law; and

(f)    there is not located at any of the properties of Weatherford used in connection with the Business any (i) asbestos containing material or (ii) equipment containing polychlorinated biphenyls.

5.15    Anti-Corruption. Neither Weatherford nor any director, manager, officer, employee, or, to the Knowledge of Weatherford, any agent or other Person associated with or acting on behalf of Weatherford has made or received a Prohibited Payment in connection with the Business. To the Knowledge of Weatherford, there are no governmental investigations related to the Business or any director, manager, officer, employee or agent or other Person associated with or acting on behalf of the Business in any way related to compliance with the FCPA or any other applicable Laws related to anti-corruption.

5.16    Compliance with Trade Laws. Weatherford has complied in all material respects with all Laws applicable to the Business relating to customs (import and export), export control, antiboycott, trade sanctions, embargoes and money laundering.

5.17    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Weatherford in connection with the transactions contemplated by this Agreement for which Schlumberger would be obligated to pay any fee or commission in respect thereof.

5.18    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither Weatherford nor any other Person makes any other express or implied representation or warranty with respect to Weatherford, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Weatherford disclaims any other representations or warranties, whether made by Weatherford, any Affiliate of Weatherford or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto), Weatherford (i) expressly disclaims and negates any other representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Schlumberger or representatives thereof (including any opinion, information, projection, or advice that may have been or may be provided to Schlumberger by any director, officer, employee, agent, consultant, or representative of Weatherford or any of its Affiliates). The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SCHLUMBERGER

Except as set forth in the corresponding Section of the Disclosure Schedules, it being understood that any such disclosure set forth in the applicable Section of the Disclosure Schedules shall be deemed to be part of each applicable corresponding representation and warranty hereunder, Schlumberger hereby represents and warrants to Weatherford that:
6.1    Organization and Good Standing. Schlumberger is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2    Authorization of Agreement. Schlumberger has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Schlumberger in connection with the consummation of the transactions contemplated by this Agreement (the “Schlumberger Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Schlumberger Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Schlumberger. This Agreement has been, and each of the Schlumberger Documents will be at or prior to the Closing, duly and validly executed and delivered by Schlumberger and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Schlumberger Documents when so executed and delivered will constitute, legal, valid and binding obligations of Schlumberger enforceable against Schlumberger in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3    Conflicts; Consents of Third Parties.

(a)    None of the execution and delivery by Schlumberger of this Agreement or the Schlumberger Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Schlumberger with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to acceleration of rights or obligations, or a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Schlumberger; (ii) any Contract or Permit to which Schlumberger is bound; (iii) any Order of any Governmental Body applicable to Schlumberger; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Schlumberger in connection with the execution and delivery of this Agreement or the Schlumberger Documents, the compliance by Schlumberger with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or the taking by Schlumberger of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of Antitrust Law, and (ii) for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made would not have a Material Adverse Effect.

6.4    Litigation. There are no Legal Proceedings pending or, to the knowledge of Schlumberger, threatened that are reasonably likely to prohibit or restrain the ability of Schlumberger to enter into this Agreement or consummate the transactions contemplated hereby.

6.5    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Schlumberger in connection with the transactions contemplated by this Agreement for which Weatherford would be obligated to pay any fee or commission in respect thereof.

6.6    “AS IS” Transaction. Weatherford shall convey to Schlumberger the tangible assets included in the Purchased Assets, all in their present condition and state of repair, with all faults, limitations and defects (hidden and apparent) and except for those representations and warranties set forth in Article V hereof or as otherwise expressly provided herein, without any guarantees or warranties (whether express or implied), as to their title, quality, merchantability or their fitness for Schlumberger’s intended use or purpose or a particular use or purpose or any use or purpose whatsoever or as to the validity, sufficiency, availability, ownership or non-infringement of any Intellectual Property. Schlumberger agrees to accept the tangible assets included in the Purchased Assets “as is”, “where is” in their present condition and state of repair, with all faults, limitations and defects (hidden and apparent) and, except for those representations and warranties set forth in Article V hereof or as otherwise expressly provided herein, without any guarantees or warranties (whether express or implied), as to their title, quality, merchantability or their fitness for Schlumberger’s intended use or purpose or a particular use or purpose or any use or purpose whatsoever. All representations and warranties (whether express or implied) other than those representations and warranties set forth in Article V hereof or otherwise expressly set forth herein are excluded. Weatherford disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (whether orally or in writing) to

Schlumberger, including with respect to the Purchased Assets or the Assumed Liabilities. Schlumberger acknowledges and agrees that it had the opportunity to inspect the Purchased Assets and conduct such investigation as it considered appropriate. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Schlumberger represents that it has been permitted to conduct all due diligence inspections and reviews that it desired to conduct and relied solely on its own independent investigation and evaluation of the condition of the tangible assets included in the Purchased Assets. Weatherford and Schlumberger agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 6.5 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE VII.

COVENANTS

7.1    Consents. To the extent required by Section 3.5(c), Weatherford shall use its commercially reasonable efforts, and Schlumberger shall cooperate with Weatherford, to obtain at the earliest practicable date all consents and approvals required to assign and transfer the Nonassignable Assets; provided, however, that Weatherford shall not be obligated to take any action or incur any expense pursuant to this Section 7.1 that it is not required to take or incur pursuant to Section 3.5(c).

7.2    Use of Name. Schlumberger agrees that it shall as soon as practicable after the Closing Date and in any event within ninety (90) days following the Closing Date, cease to make any use of the name “Weatherford” or any of its Marks, including any name or mark confusingly similar thereto (collectively, the “Weatherford Marks”). In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, Schlumberger shall remove, strike over or otherwise obliterate all Weatherford Marks from all assets and materials including any vehicles, equipment, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other assets and materials. In the event that Schlumberger breaches this Section 7.2, Weatherford shall be entitled to seek specific performance and injunctive relief against further violations, as well as any other remedies available at law or in equity.

7.3    Preservation of Records. Weatherford and Schlumberger agree that each of them shall preserve and keep the records held by it or its Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings or Tax audits against or governmental investigations of Weatherford or Schlumberger or any of their respective Affiliates or in order to enable Weatherford or Schlumberger to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Weatherford or Schlumberger wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

7.4    Publicity.

(a)    Weatherford or Schlumberger may issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other party; provided, however, that Weatherford and Schlumberger shall provide the other party with a draft of any such press release or public announcement and consider such party’s comment to the same prior to the release of such.

(b)    Each of Weatherford and Schlumberger agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

7.5    Non-solicit; Confidential Information.

(a)    Non-solicit of Employees. For a period of one (1) year from and after the Closing Date, Weatherford shall not, and shall cause its Affiliates not to, directly or indirectly, hire or solicit, or encourage any other Person to hire or solicit, any Transferred Employee or encourage any such individual to leave the employment of Schlumberger. This Section 7.5(a) shall not prevent Weatherford from soliciting any Transferred Employee who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any Transferred Employee.

(b)    Confidential Information. From and after the Closing Date, Weatherford shall not and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Schlumberger or use or otherwise exploit for its own benefit or for the benefit of anyone other than Schlumberger, any Confidential Information (as defined below). Weatherford shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law or court order; provided, however, that in the event disclosure is required by applicable Law, Weatherford shall, to the extent reasonably possible and permitted by Law or court order, provide Schlumberger with prompt notice of such requirement prior to making any disclosure so that Schlumberger may seek an appropriate protective order. “Confidential Information” shall mean any confidential information with respect to the Business, including, methods of operation, customers, customer lists, products, prices, fees, costs, inventions, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is Weatherford’s or its Affiliates’ proprietary information to the extent not included within the Purchased Assets.

(c)    Blue Pencil. If any court of competent jurisdiction determines that any of the covenants set forth in this Section 7.5, or any part thereof, is unenforceable because of the duration of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 7.5 or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

(d)    Equitable Relief. The covenants and undertakings contained in this Section 7.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.5 may cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Schlumberger will be entitled to seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.5. The rights and remedies provided by this Section 7.5 are cumulative and in addition to any other rights and remedies which Schlumberger may have hereunder or at law or in equity. In the event that Schlumberger were to seek damages for any breach of this Section 7.5, the portion of the consideration delivered to Weatherford hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

7.6    Tax Matters

(a)    Unless Schlumberger and Weatherford otherwise agree, Schlumberger, Weatherford and their respective Affiliates shall cooperate as set forth below with respect to Tax matters for time periods ending on or before the Closing.

(i)    Schlumberger and Weatherford shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns (including Tax Returns in respect of Transfer Taxes) and any audit, litigation or other proceeding or matter with respect to Taxes of or with respect to the Business, Purchased Assets or Allocation. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding or matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)    Each party shall retain all books and records with respect to Tax matters pertinent to the Business, Purchased Assets or Allocation until the expiration of the applicable statute of limitations (and, to the extent notified by the other party, any extensions thereof) and shall, at such time, if the other party so requests, allow the other party to take possession of any such books and records that are exclusively related to the Business or Purchased Assets.

(iii)    Schlumberger shall be entitled to all refunds of Taxes (whether received by payment, credit, offset or otherwise) for which Schlumberger is liable under this Agreement, and Weatherford shall be entitled to all refunds of Taxes (whether received by payment, credit, offset or otherwise) for which Weatherford is liable under this Agreement. Each party shall use its commercially reasonable efforts to obtain any refund of Taxes to which any other party may be entitled pursuant to this Agreement and, upon receipt of any such refund, shall promptly transmit such amount to the party entitled thereto.

(iv)    Each party shall use its commercially reasonable efforts to obtain, when requested by another party, any certificate or other document from any Governmental Body.

(v)    Weatherford shall prepare and timely file, or cause to be prepared and timely filed (taking into account all applicable extensions), all Tax Returns of or relating to the Business or the Purchased Assets for all Tax periods ending on or before the Closing Date.

(vi)    All Tax Returns of or relating to the Business or the Purchased Assets for all Tax periods beginning on or before the Closing Date and ending after the Closing Date (“Straddle Period Tax Returns”) shall be prepared and timely filed by Schlumberger if Schlumberger or any of its Affiliates is responsible for filing such Tax Return pursuant to applicable Law. All other Straddle Period Tax Returns shall be prepared and timely filed by Weatherford. To the extent permitted by applicable Law, all Straddle Period Tax Returns shall be prepared in a manner consistent with past practice. The party preparing a Straddle Period Tax Return shall deliver to the other party a draft of the portions of such Straddle Period Tax Return that relate to the Business or the Purchased Assets at least fifteen (15) days prior to the due date thereof (taking into account any extension) and shall not unreasonably reject any comments thereto received from such other party at least five (5) days prior to the due date thereof (taking into account any extension). For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, Schlumberger shall have no right to prepare, file, review or comment on any income Tax Returns of Weatherford or any of its Affiliates.

(vii)    To the extent the same are subject to indemnification pursuant to Section 9.5, Schlumberger and its Affiliates shall promptly notify Weatherford upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to the Business or Purchased Assets and relating to any Tax period beginning on or before the Closing Date (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and prejudiced as a result thereof.

(viii)    Weatherford shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Weatherford shall keep Schlumberger reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise that would reasonably be expected to adversely impact Schlumberger in any Tax period ending after the Closing Date without obtaining Schlumberger’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

(ix)    The parties agree that any expenses incurred by a party in connection with the cooperation described in this Section 7.6(a) shall be the responsibility of the party incurring the cost and no reimbursement shall be sought from the requesting party.

(b)    Notwithstanding anything to the contrary herein, all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer

Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by Schlumberger. Weatherford and Schlumberger further agree to use commercially reasonable efforts to mitigate, reduce or eliminate any such Transfer Taxes.

(c)    Schlumberger and Weatherford shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of applications for exemptions in respect of Taxes that may result as a consequence of this Agreement and the transactions contemplated hereby.

(d)    If at any time a Governmental Body, the Code or other applicable Law requires a Person under this Agreement to make any withholding or deduction in respect of any payments made by the Person to a recipient pursuant this Agreement:

(i)    not less than ten (10) days prior to making any such withholding or deduction, such Person shall provide written notice to the recipient identifying the amount of and applicable Law requiring such withholding or deduction, and the Person shall cooperate in good faith with the recipient to the extent reasonable to obtain reduction of or relief from such obligation to make such deduction or withholding;

(ii)    such Person shall withhold or deduct the amount required from the payment otherwise payable to the recipient;

(iii)    the amount withheld or deducted shall be remitted to the relevant Governmental Body within the time prescribed by Law;

(iv)    the Person shall promptly provide copies of any applicable remittance documentation with the Government Body to the recipient; and

(v)    such amount that is withheld or deducted shall be considered for the purposes of this Agreement to have been paid to the recipient by such Person in respect of the payment.

7.7    Schlumberger Purchase under Certain Excluded Contracts. Weatherford and Schlumberger agree that Schlumberger shall, in accordance with the terms and conditions set forth on Exhibit A hereto, purchase the products listed on Exhibit A hereto under (i) the Supply Agreement, dated September 29, 2011, between Weatherford Artificial Lift Systems, LLC and Black Horse, LLC and (ii) the Supply Agreement, dated December 31, 2014, between Weatherford International plc and The Lubrizol Corporation.

7.8    Know-how. Schlumberger acknowledges and agrees that Weatherford shall have five (5) Business Days after the Closing Date to deliver to Schlumberger the Documents included in the Purchased Assets relating to End User Know-how. In the event that, during the one (1) year period following the Closing Date, Schlumberger identifies any Field Operations Know-how or other End User Know-how owned by Weatherford or its Affiliates as of the Closing Date and used and necessary for the conduct of the Business in the Territory as conducted in the Ordinary Course of Business, Schlumberger shall so notify Weatherford and Weatherford or its applicable Affiliate shall disclose and license royalty-free such Field Operations Know-

how or End User Know-how (as applicable) to Schlumberger to make, have made, use, sell, offer for sale, or deploy any Licensed Product and Service Offering solely for the conduct of the Business and inside the Territory, on terms commensurate with the Inbound IP License Agreement. Such license shall be granted retroactively, as if such Field Operations Know-how or End User Know-how (as applicable) had been licensed as of the Closing Date. For the avoidance of doubt, in no event shall Weatherford be required to disclose or license any Manufacturing Know-how pursuant to this Section.

7.9    Confidentiality.

(a)    In the event that any license to Field Operations Know-how is granted pursuant to Section 7.8, Schlumberger shall, for a period of twenty (20) years after the effective date of such license, maintain the Field Operations Know-how in confidence and not disclose Field Operations Know-how without Weatherford’s prior written consent, provided, however, that Schlumberger may disclose Field Operations Know-how to Schlumberger’s employees and contractors who:

(i)    have a need to know Field Operations Know-how for purposes of Schlumberger’s exercise of its rights under Section 7.8;

(ii)    have been apprised of this restriction; and

(iii)    are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 7.9, provided further that Schlumberger shall be responsible for ensuring its employees’ and contractors’ compliance with, and shall be liable for any breach by its employees and contractors of, this Section 7.9.

(b)    Schlumberger shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard Field Operations Know-how licensed pursuant to Section 7.8 from use or disclosure other than as permitted under Sections 7.8 and 7.9(a).

(c)    If Schlumberger becomes legally compelled to disclose any Field Operations Know-how licensed pursuant to Section 7.8, then Schlumberger shall:

(i)    provide prompt written notice to Weatherford so that Weatherford may seek a protective order or other appropriate remedy or waive their rights under this Section 7.9; and

(ii)    disclose only the portion of Field Operations Know-how that it is legally required to furnish.

(d)    Schlumberger’s obligations of confidentiality in this Section 7.9 shall not extend to or include Field Operations Know-how that:

(i)    before receipt by Schlumberger from Weatherford or its Affiliates was (x) publicly available or (y) obtained by Schlumberger from a source other than Weatherford or its Affiliates, or was otherwise in Schlumberger’s possession, free of any restrictions on its use or disclosure;

(ii)    after Schlumberger’s receipt thereof (x) becomes publicly available without the fault of or breach of this Agreement by Schlumberger or (y) is acquired by Schlumberger from a source other than Weatherford or its Affiliates, free of any restrictions owed to Weatherford or its Affiliates on its use or disclosure; or

(iii)    is independently developed by an employee of Schlumberger who did not have access to the Field Operations Know-how.

7.10    No Warranties. Weatherford does not warrant the accuracy of any Field Operations Know-how or End User Know-how, nor does Weatherford warrant that Licensed Product and Service Offerings performed in accordance with such Field Operations Know-how or End User Know-how will be free from claims of infringement of the patents, copyrights or other intellectual property rights of any third party. Weatherford shall not incur any liability arising out of the supply of Field Operations Know-how or End User Know-how under, in connection with, or as a result of this Agreement, whether pursuant to warranty, contract, negligence, or otherwise.

ARTICLE VIII.

[RESERVED]

ARTICLE IX.

INDEMNIFICATION

9.1    Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties of Weatherford set forth in Sections 5.1, 5.2, 5.4(a), 5.6, 5.10, and 5.15 and the representations and warranties of Schlumberger set forth in in Sections 6.1 and 6.2 (collectively, the “Fundamental Representations”) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (ii) the representations and warranties of Weatherford set forth in Section 5.14 (Environmental) shall survive the Closing through and including the 24 month anniversary of the Closing Date (in each case, the “Survival Period”); provided, further, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period.

9.2    Indemnifications.

(a)    Subject to Sections 9.1, 9.4 and 9.6 hereof, Weatherford hereby agrees to indemnify and hold Schlumberger and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Schlumberger Indemnified Parties”) harmless from and against:

(i)    any and all losses, liabilities, obligations and damages (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from the failure of any representations or warranty of Weatherford set forth in this Agreement to be true and correct in all respects at the Closing Date;

(ii)    any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Weatherford under this Agreement or any Weatherford Document;

(iii)    any and all Losses based upon or arising directly from any Excluded Asset or any Excluded Liability; and

(iv)    any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder or Section 9.5(a).

(b)    Subject to Sections 9.1, 9.4 and 9.6 hereof, Schlumberger hereby agrees to indemnify and hold Weatherford and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Weatherford Indemnified Parties”) harmless from and against:

(i)    any and all Losses based upon, attributable to or resulting from the failure of any representations or warranty of Schlumberger set forth in this Agreement to be true and correct in all respects at the Closing Date;

(ii)    any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Schlumberger under this Agreement or any Schlumberger Document; and

(iii)    any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder or Section 9.5(b).

9.3    Indemnification Procedures.

(a)    In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by a third party in respect of which payment may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within fifteen (15) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim at the expense of the indemnifying party. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any indemnifiable Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 9.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such indemnifiable Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such indemnifiable Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such indemnifiable Claim. If the indemnifying party makes any payment on any indemnifiable Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other Claims of the indemnified party with respect to such indemnifiable Claim.

(b)    After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

9.4    Limitations on Indemnification for Breaches of Representations and Warranties.

(a)    An indemnifying party shall not have any liability under Section 9.2(a)(i) or Section 9.2(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the Fundamental Representations, exceeds $4,000,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay only that amount that Weatherford’s or Schlumberger’s respective indemnity obligations exceed the Basket, subject to the Cap.

(b)    Neither Weatherford nor Schlumberger shall be required to indemnify any Person under Sections 9.2(a)(i), 9.2(a)(ii), 9.2(b)(i) or 9.2(b)(ii) for an aggregate amount of Losses or Expenses exceeding $43,000,000 (the “Cap”) in connection with Losses or Expenses related to the breach of any representation and warranty of Weatherford or Schlumberger in Articles V and VI, respectively other than for the breach of any Fundamental Representation; provided, however, that if a Loss is subject to indemnification under both (x) Section 9.2(a)(i) and (y) Section 9.2(a)(iii), then the Cap shall not apply.

(c)    For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

(d)    The parties shall have a duty to use their commercially reasonable efforts to mitigate any Losses to which a right of indemnity applies hereunder.

9.5    Tax Indemnification.

(a)    Weatherford hereby agrees to be liable for and to indemnify and hold the Schlumberger Indemnified Parties harmless from and against any and all Losses and Expenses in respect of (i) all Taxes relating to the Business or the Purchased Assets with respect to any Taxable period, or portion thereof, ending on or before the Closing Date; and (ii) all Taxes of Weatherford or any member of a consolidated, combined or unitary group of which Weatherford is or was a member, pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law). Notwithstanding anything to the contrary contained in this Agreement, Weatherford shall not indemnify nor hold the Schlumberger Indemnified Parties harmless from and against any Losses or Expenses in respect of Taxes relating to the Business or the Purchased Assets with respect to any Taxable period, or portion thereof, beginning after the Closing Date.

(b)    Schlumberger hereby agrees to be liable for and to indemnify and hold the Weatherford Indemnified Parties harmless from and against any and all Losses and Expenses in respect of (i) all Taxes relating to the Business or the Purchased Assets with respect to any Taxable period, or portion thereof, beginning after the Closing Date; (ii) all Transfer Taxes allocated to Schlumberger pursuant to Section 7.6(b); and (iii) any failure by Schlumberger to timely pay any and all Taxes or Transfer Taxes required to be borne by Schlumberger pursuant to this Agreement.

(c)    For purposes of Section 7.6 and this Section 9.5, in the case of a taxable period that includes the Closing Date, Taxes shall be allocated to the periods before and after the Closing Date as follows: (i) in the case of Taxes such as property taxes, such Taxes shall be allocated to periods before and after the Closing Date on a per diem basis and (ii) in the case of Taxes based on net or gross income, or transactional taxes such as sales taxes, the portion of such Taxes allocable to the period before the Closing Date shall be computed on the assumption that the taxable period ended on the Closing Date.

9.6    No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, except for an indemnifying party’s obligation to an indemnified party for consequential, incidental, indirect, special or punitive damages of any third party.

9.7    Exclusive Remedy; Negligence of Indemnified Parties. Except for either party’s ability to seek equitable relief under Section 7.2 and Section 7.5, the indemnification obligations of the parties under this Article IX shall be the exclusive remedy for any claim by any party against any other party based on the transactions contemplated by this Agreement, and shall be effective regardless of by whom asserted, and regardless of whether any Claim or Loss results solely or in part from the active, passive or concurrent negligence (but not gross negligence) of any of the parties to be indemnified; provided, however, and notwithstanding anything to the contrary set forth in this Agreement, that this Section 9.7 shall not apply to liability for fraud or Willful Breach (it being understood that, for purposes of this Agreement, “Willful Breach” shall mean a material breach that is the consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge that the omission or taking or causing of such act would cause a breach of this Agreement). The parties acknowledge that this statement complies with the Express Negligence Rule and is conspicuous.

ARTICLE X.

MISCELLANEOUS

10.1    Expenses. Except as otherwise provided in this Agreement, each of Weatherford and Schlumberger shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.2    Waiver of Jury Trial; Submission to Jurisdiction; Consent to Service of Process.

(a)    EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(b)    The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the Southern District of Texas or in any State court located in Houston, Harris County, Texas, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.5.

10.3    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, including that certain Master Formation Agreement, dated March 24, 2017, by and among Schlumberger, Schlumberger Canada Limited, Weatherford and Weatherford Canada Ltd., and all Schedules and Exhibits thereto (the “MFA”), understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof and the MFA. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State.

10.5    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by e-mail (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Weatherford, to:

Weatherford International plc
2000 St. James Place
Houston, Texas 77056
Attention:	General Counsel Attention, Legal.M&A@weatherford.com
With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:	Ryan J. Maierson, ryan.maierson@lw.com
John M. Greer, john.greer@lw.com
If to Schlumberger, to:

Schlumberger Technology Corporation
5599 San Felipe, 3rd Floor
Houston, Texas 77056
Attention:	Senior Legal Counsel , Kwilson4@slb.com
With a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
811 Main Street, Suite 1100
Houston, Texas 77002
Attention:	W. Robert Shearer, rshearer@bakerlaw.com
John M. Greer, john.greer@lw.com
10.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.7    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Weatherford or Schlumberger, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Schlumberger shall also apply to any such assignee unless the context otherwise requires.

10.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

WEATHERFORD U.S. HOLDINGS, L.L.C.

By:	/s/ Charity R. Kohl
Name:	Charity R. Kohl
Title:	Vice President

SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Judith McGlaughlin
Name:	Judith McGlaughlin
Title:	Vice President

Exhibit A
TERMS OF PURCHASE
UNDER CERTAIN EXCLUDED CONTRACTS